Exhibit 99.1

RTI logo

FOR IMMEDIATE RELEASE March 17, 2005	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL METALS ANNOUNCES DELAY IN FILING FORM 10-K

     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that the Company is filing Securities Exchange Act Form 12b-25 and will be delayed in filing its Annual Report on Form 10-K.

     The Company’s notification on Form 12b-25 will provide, among other things, that its Form 10-K will be deemed timely filed if filed not later than 15 calendar days after its original due date pursuant to U.S. Securities and Exchange Commission (“SEC”) rule. Although it is the Company’s intention to file its Form 10-K within this extended period, there can be no assurance that it will do so.

     The Company’s management has spent a significant amount of time and resources toward compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). This, coupled with: (i) the normal operations of the Company; (ii) the work stoppage at the Niles, Ohio facility; (iii) a higher than normal attrition of accounting personnel; and (iv) the acquisition of Claro Precision, Inc. in October 2004 caused the Company to be unable to complete the work necessary to close its books in a timely and accurate fashion, without unreasonable effort and expense, to prepare for its annual audit. Because the Company has been unable to timely and accurately complete the process of closing its books and preparing its financial statements, its Form 10-K due March 16, 2005, is not yet complete. Therefore, the Company is filing Form 12b-25.

(more)

March 17, 2005

     The closing process resulted in a number of year-end adjustments to the Company’s books. Additional adjustments may be possible. Based upon the information currently known to the Company, it believes that once the closing process is completed, the results of operations for 2004 may require adjustment from the unaudited results previously disclosed by the Company on February 1, 2005. On that date, the Company announced an unaudited net loss for 2004 of $2.8 million. The Company believes that the cumulative effect of any required adjustments will be no greater than $0.7 million or $0.03 per share. Certain of the adjustments being considered by the Company relate to the February 7, 2005, letter of the Chief Accountant of the SEC expressing the SEC’s views on certain lease accounting matters. The Company is evaluating the possibility that it may need to adjust the presentation of a lease for certain buildings in Houston, Texas, in light of this recent guidance. The Company will announce its final results once its audit is complete.

     SOX 404 and related rules of the SEC require management of public companies to periodically assess the effectiveness of internal control over financial reporting and to report their conclusions, including the disclosure of any material weakness in internal control over financial reporting identified by management. In addition, SOX 404 requires a company’s independent registered public accounting firm to report on management’s annual assessment of the effectiveness of the Company’s internal control over financial reporting.

     As an “accelerated filer,” the Company is required to comply with SOX 404 for the year ended December 31, 2004, and thus management’s report on its internal control assessment as of the end of the year must be included in the Form 10-K for the year ended December 31, 2004. In late November 2004, the Securities and Exchange Commission issued an exemptive order providing a 45-day extension for the filing of management’s report by eligible companies. The Company is electing to utilize this 45-day extension; therefore, its Form 10-K, when filed, even with the delay discussed above, will not include this report. This report will be included in an amended Form 10-K expected to be filed on or before May 2, 2005.

(more)

March 17, 2005

     Management’s assessment of the Company’s internal control over financial reporting pursuant to SOX 404 is ongoing and is therefore incomplete. However, management has identified several significant deficiencies, as defined by SOX, some of which most likely will be, under SOX 404, material weaknesses, including: (i) The Company’s third party provider that processes certain health care claims for the Company’s employees and retirees did not provide the Company with its report asserting to the effectiveness of the controls at the third party provider; (ii) The Company switched to a new fixed asset accounting system in the fourth quarter of 2004 which was documented and tested for SOX 404 purposes but, because of problems with the performance of the system, was not used to generate the Company’s year-end financial statements. Instead, the Company relied on its legacy fixed asset accounting system which was not SOX 404 compliant; (iii) The Company had a number of deficiencies with respect to segregation of duties in the Company’s Enterprise Resource Planning (“ERP”) system and had several individuals that had full access to its ERP system; (iv) As described above, the Company has had an unusually high strain on its resources that affected its ability to timely and accurately complete the work needed for its year-end closing and preparation of GAAP financial statements, and the Company needed numerous adjustments to its financial statements in the closing process; (v) The Company utilizes over 500 Excel™ spreadsheets in its consolidation accounting and other applications some of which were not protected to assure that they were not subject to unauthorized changes; and (vi) There were a number of other deficiencies which individually or when aggregated could possibly be material. If in evaluating any of the above deficiencies against the Company’s internal control framework, the Company’s management determines that a material weakness existed at December 31, 2004, then management will be required to conclude that the Company’s internal control over financial reporting was ineffective at December 31, 2004. Should that be the case, the Company expects that its independent registered public accounting firm would issue an adverse opinion on the effectiveness of the Company’s internal control over financial reporting at December 31, 2004.

(more)

March 17, 2005

     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the design and effectiveness of the Company’s internal control over financial reporting, the current impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the assimilation of Claro Precision, Inc. into RTI, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. RTI’s independent registered public accounting firm has not completed its year-end audit of 2004 results. The Company’s 2004 results are subject to completion, audit and the filing of its Annual Report on Form 10-K.

     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., please visit our website at www.rtiintl.com.

# # #